Pricing Supplement W78 To prospectus supplement dated July 31, 2015 and prospectus dated July 31, 2015	Registration Statement No. 333-206013 Dated September 4, 2015; Rule 424(b)(2)

Deutsche Bank

Structured Investments	Deutsche Bank AG 1,179 Call Warrants Linked to an Equally Weighted Basket of Eleven Equity Securities Expiring September 7, 2018

General

•	The call warrants (the “warrants”) are designed for investors who seek a leveraged return at expiration based on the increase, if any, in the level of an equally weighted basket (the “Basket”) of eleven equity securities. If the Final Basket Level is less than or equal to the Basket Strike Level, which is 100% of the Initial Basket Level, the warrants will expire worthless and investors will lose their entire investment in the warrants. If the Final Basket Level is greater than the Basket Strike Level, investors will receive a cash payment upon expiration based on the performance of the Basket. In this circumstance, investors will still lose some or a significant portion of their initial investment if the level of the Basket does not increase sufficiently to offset the Warrant Premium. The warrants do not pay any coupons or dividends. Any payment on the warrants is subject to the credit of the Issuer.

•	The warrants are risky investments. The warrants will be exercised automatically on the Expiration Date, and you do not have the right to exercise your warrants prior to the Expiration Date. You will not be able to purchase the warrants unless you have an options-approved brokerage account. The warrants involve a high degree of risk and are not appropriate for investors who cannot sustain a total loss of their investment. You must be able to understand and bear the risk of an investment in the warrants, and you should be experienced with respect to options and option transactions.

•	Unsecured contractual obligations of Deutsche Bank AG expiring September 7, 2018

•	Minimum initial investment of $10,111.20 or 66 warrants, each with a Notional Amount of $1,000 (and then in increments of one warrant thereafter), resulting in an aggregate minimum Notional Amount of $66,000.

•	The warrants priced on September 4, 2015 (the “Trade Date”) and are expected to settle on September 10, 2015 (the “Settlement Date”).

Key Terms

Issuer:	Deutsche Bank AG, London Branch
Issue Price per Warrant:	Equal to the Warrant Premium
Warrant Premium:	$153.20 per warrant (equal to 15.32% of the Notional Amount)
Notional Amount:	$1,000 per warrant
Warrant Premium Percentage:	15.32%, equal to the Warrant Premium divided by the Notional Amount
Basket:	The warrants are linked to an equally weighted basket consisting of eleven equity securities (each, a “Basket Component” and collectively, the “Basket Components”), as listed below.
	Basket Component	Ticker Symbol	Basket Component Weighting	Initial Stock Price
	Common stock of Apple Inc.	AAPL	1/11	$109.27
	Common stock of Allergan, Inc.	AGN	1/11	$293.74
	Common stock of Bank of America Corporation	BAC	1/11	$15.65
	Common stock of Bristol-Myers Squibb Company	BMY	1/11	$57.30
	Common stock of Costco Wholesale Corporation	COST	1/11	$138.48
	Common stock of The Walt Disney Company	DIS	1/11	$100.97
	Class C common stock of Google Inc.	GOOG	1/11	$600.70
	Common stock of The Home Depot, Inc.	HD	1/11	$114.42
	Common stock of Merck & Co., Inc.	MRK	1/11	$51.59
	Common stock of Pfizer Inc.	PFE	1/11	$31.37
	Common stock of Wells Fargo & Company	WFC	1/11	$51.29
Payment at Expiration:	On the Expiration Date, the warrants will be automatically exercised and you will receive a cash payment per warrant equal to the Cash Settlement Amount, which could be zero.
	(Key Terms continued on next page)

Investing in the warrants involves a number of risks, including the risk that the warrants expire worthless and you lose your entire investment. See “Risk Factors” beginning on page PS-5 of the accompanying prospectus supplement and page 12 of the accompanying prospectus and “Selected Risk Considerations” beginning on page 8 of this pricing supplement.

The Issuer’s estimated value of the warrants on the Trade Date is $130.00 per warrant, which is substantially less than the Issue Price. Please see “Issuer’s Estimated Value of the Warrants” on page 3 of this pricing supplement for additional information.

By acquiring the warrants, you will be bound by, and deemed to consent to, the imposition of any Resolution Measure (as defined below) by our competent resolution authority, which may include the write down of all, or a portion, of any payment on the warrants. If any Resolution Measure becomes applicable to us, you may lose some or all of your investment in the warrants. Please see “Resolution Measures” on page 4 of this pricing supplement for more information.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the warrants or passed upon the accuracy or the adequacy of this pricing supplement or the accompanying prospectus supplement or prospectus. Any representation to the contrary is a criminal offense.

	Price to Public	Fees(1)	Proceeds to Issuer
Per warrant	$153.20	$6.50	$146.70
Total	$180,622.80	$7,663.50	$172,959.30
(1)	J.P. Morgan Securities LLC, which we refer to as JPMS LLC, and JPMorgan Chase Bank, N.A. will act as agents for the warrants. The agents will receive a fee from us of $6.50 per warrant. For more information, see “Underwriting” in this pricing supplement.

The warrants are not bank deposits or savings accounts and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other U.S. or foreign governmental agency or instrumentality.

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee
Warrants	$180,622.80	$20.99

JPMorgan

Placement Agent

September 4, 2015

(Key Terms continued from previous page)
Cash Settlement Amount:

With respect to each warrant, the Cash Settlement Amount will be calculated as follows:

If the Final Basket Level is greater than the Basket Strike Level,

$1,000 x Basket Strike Return

If the Final Basket Level is less than or equal to the Basket Strike Level, $0.

If the Final Basket Level is less than or equal to the Basket Strike Level, the Basket Strike Return will be negative or zero and the warrants will expire worthless. If the level of the Basket does not increase, you will lose your entire investment in the warrants. In addition, if the Final Basket Level is not sufficiently greater than the Basket Strike Level to offset the Warrant Premium, you will lose a portion of your initial investment. In order to receive a positive return on your investment, the Final Basket Level must be greater than the Basket Strike Level by a percentage greater than the Warrant Premium Percentage.

Basket Strike Return:	Calculated as follows:
Final Basket Level – Basket Strike Level
Initial Basket Level
Initial Basket Level:	100
Basket Strike Level:	100% of the Initial Basket Level
Final Basket Level:	The Final Basket Level on the Final Valuation Date will be calculated as follows:
100 × [1 + the sum of the Basket Component Return of each Basket Component x (1/11)]
Basket Component Return:	With respect to each Basket Component, the performance of such Basket Component from its Initial Stock Price to its Final Stock Price on the Final Valuation Date, calculated as follows:
Final Stock Price – Initial Stock Price
Initial Stock Price
Initial Stock Price:	With respect to each Basket Component, the Closing Price of such Basket Component on the Trade Date, as set forth in the table above
Final Stock Price:	With respect to each Basket Component, the Closing Price of such Basket Component on the Final Valuation Date
Closing Price:	With respect to each Basket Component, as defined under “General Terms of the Warrants — Definitions.” The Closing Price for each Basket Component may be adjusted by its Stock Adjustment Factor as described under “General Terms of the Warrants.”
Stock Adjustment Factor:	With respect to each Basket Component, initially 1.0, subject to adjustment upon the occurrence of certain corporate events affecting such Basket Component. See “General Terms of the Warrants — Anti-Dilution Adjustments” in this pricing supplement.
Trade Date:	September 4, 2015
Settlement Date:	September 10, 2015
Final Valuation Date[1]:	September 4, 2018
Expiration Date[1]:	September 7, 2018
Listing:	The warrants will not be listed on any securities exchange.
CUSIP/ISIN:	25190F186 / US25190F1865

1 Subject to adjustment as described under “General Terms of the Warrants — Market Disruption Events” in this pricing supplement.

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Issuer’s Estimated Value of the Warrants

The Issuer’s estimated value of the warrants is our valuation of the warrants calculated based on our internal pricing models using relevant parameter inputs such as expected interest and dividend rates and mid-market levels of price and volatility of the assets underlying the warrants or any futures, options or swaps related to such underlying assets. Our internal pricing models are proprietary and rely in part on certain assumptions about future events, which may prove to be incorrect.

The Issuer’s estimated value of the warrants on the Trade Date (as disclosed on the cover of this pricing supplement) is less than the Issue Price of the warrants. The difference between the Issue Price and the Issuer’s estimated value of the warrants on the Trade Date is due to the inclusion in the Issue Price of the agent’s commissions, if any, and the cost of hedging our obligations under the warrants through one or more of our affiliates. Such hedging cost includes our or our affiliates’ expected cost of providing such hedge, as well as the profit we or our affiliates expect to realize in consideration for assuming the risks inherent in providing such hedge.

The Issuer’s estimated value of the warrants on the Trade Date does not represent the price at which we or any of our affiliates would be willing to purchase your warrants in the secondary market at any time. Assuming no changes in market conditions or our creditworthiness and other relevant factors, the price, if any, at which we or our affiliates would be willing to purchase the warrants from you in secondary market transactions, if at all, would generally be lower than both the Issue Price and the Issuer’s estimated value of the warrants on the Trade Date. Our purchase price, if any, in secondary market transactions will be based on the estimated value of the warrants determined by reference to our pricing models at that time, less a bid spread determined after taking into account the size of the repurchase, the nature of the assets underlying the warrants and then-prevailing market conditions. The price we report to financial reporting services and to distributors of our warrants for use on customer account statements would generally be determined on the same basis. However, during the period of approximately three months beginning from the Trade Date, we or our affiliates may, in our sole discretion, increase the purchase price determined as described above by an amount equal to the declining differential between the Issue Price and the Issuer’s estimated value of the warrants on the Trade Date, prorated over such period on a straight-line basis, for transactions that are individually and in the aggregate of the expected size for ordinary secondary market repurchases.

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Resolution Measures

On May 15, 2014, the European Parliament and the Council of the European Union published a directive for establishing a framework for the recovery and resolution of credit institutions and investment firms (commonly referred to as the “Bank Recovery and Resolution Directive”). The Bank Recovery and Resolution Directive requires each member state of the European Union to adopt and publish by December 31, 2014 the laws, regulations and administrative provisions necessary to comply with the Bank Recovery and Resolution Directive. Germany has adopted the Recovery and Resolution Act (Sanierungs- und Abwicklungsgesetz, or “Resolution Act”), which became effective on January 1, 2015. The Resolution Act may result in the warrants being subject to any Resolution Measure by our competent resolution authority if we become, or are deemed by our competent supervisory authority to have become, “non-viable” (as defined under the then applicable law) and are unable to continue our regulated banking activities without a Resolution Measure becoming applicable to us. By acquiring the warrants, you will be bound by and deemed to consent to the provisions set forth in the accompanying prospectus, which we have summarized below.

By acquiring the warrants, you will be bound by and will be deemed to consent to the imposition of any Resolution Measure by our competent resolution authority. Under the relevant resolution laws and regulations as applicable to us from time to time, the warrants may be subject to the powers exercised by our competent resolution authority to: (i) write down, including to zero, any payment (or delivery obligations) on the warrants; (ii) convert the warrants into ordinary shares or other instruments qualifying as core equity tier 1 capital; and/or (iii) apply any other resolution measure, including (but not limited to) a transfer of the warrants to another entity, an amendment of the terms and conditions of the warrants or the cancellation of the warrants. We refer to each of these measures as a “Resolution Measure.”

Furthermore, by acquiring the warrants, you:

•	are deemed irrevocably to have agreed, and you will agree: (i) to be bound by any Resolution Measure; (ii) that you will have no claim or other right against us arising out of any Resolution Measure; and (iii) that the imposition of any Resolution Measure will not constitute a default under the warrants or under the warrant agreement dated November 15, 2007 between us and Deutsche Bank Trust Company Americas (“DBTCA”), as warrant agent, as amended and supplemented from time to time (the “Warrant Agreement”).

•	waive, to the fullest extent permitted by applicable law, any and all claims against the warrant agent for, agree not to initiate a suit against the warrant agent in respect of, and agree that the warrant agent will not be liable for, any action that the warrant agent takes, or abstains from taking, in either case in accordance with the imposition of a Resolution Measure by our competent resolution authority with respect to the warrants; and

•	will be deemed irrevocably to have (i) consented to the imposition of any Resolution Measure as it may be imposed without any prior notice by the competent resolution authority of its decision to exercise such power with respect to the warrants and (ii) authorized, directed and requested The Depository Trust Company (“DTC”) and any participant in DTC or other intermediary through which you hold such warrants to take any and all necessary action, if required, to implement the imposition of any Resolution Measure with respect to the warrants as it may be imposed, without any further action or direction on your part or on the part of the warrant agent.

This is only a summary, for more information please see the accompanying prospectus dated July 31, 2015, including the risk factor “The securities may become subordinated to the claims of other creditors, be written down, be converted or become subject to other resolution measures. You may lose part or all of your investment if any such measure becomes applicable to us.”

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Additional Terms Specific to the Warrants

You should read this pricing supplement together with the prospectus supplement dated July 31, 2015 relating to our warrants and the prospectus dated July 31, 2015. You may access these documents on the website of the Securities and Exchange Commission (the “SEC”) at.www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

Prospectus supplement dated July 31, 2015:

http://www.sec.gov/Archives/edgar/data/1159508/000119312512409460/d415003d424b21.pdf

Prospectus dated July 31, 2015:

http://www.sec.gov/Archives/edgar/data/1159508/000119312512409372/d413728d424b21.pdf

Our Central Index Key, or CIK, on the SEC website is 0001159508. As used in this pricing supplement, “we,” “us” or “our” refers to Deutsche Bank AG, including, as the context requires, acting through one of its branches.

This pricing supplement, together with the documents listed above, contains the terms of the warrants and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in this pricing supplement and in “Risk Factors” in the accompanying prospectus supplement and prospectus, as the warrants involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before deciding to invest in the warrants.

Deutsche Bank AG has filed a registration statement (including a prospectus) with the Securities and Exchange Commission for the offering to which this pricing supplement relates. Before you invest, you should read the prospectus in that registration statement and the other documents relating to this offering that Deutsche Bank AG has filed with the SEC for more complete information about Deutsche Bank AG and this offering. You may obtain these documents without cost by visiting EDGAR on the SEC website at.www.sec.gov. Alternatively, Deutsche Bank AG, any agent or any dealer participating in this offering will arrange to send you the prospectus, prospectus supplement and this pricing supplement if you so request by calling toll-free 1-800-311-4409.

You may revoke your offer to purchase the warrants at any time prior to the time at which we accept such offer by notifying the applicable agent. We reserve the right to change the terms of, or reject any offer to purchase, the warrants prior to their issuance. We will notify you in the event of any changes to the terms of the warrants, and you will be asked to accept such changes in connection with your purchase of any warrants. You may choose to reject such changes, in which case we may reject your offer to purchase the warrants.

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What Is the Cash Settlement Amount, Assuming a Range of Performances for the Basket?

The table and examples below illustrate the potential Cash Settlement Amounts per warrant on the Expiration Date for a hypothetical range of performances of the Basket from -100.00% to 100.00%. The hypothetical Cash Settlement Amounts set forth below reflect the Basket Strike Level of 100% of the Initial Basket Level, the Warrant Premium Percentage of 15.32%, the Warrant Premium of $153.20 per warrant and the Initial Basket Level of 100. The table and hypothetical examples set forth below are for illustrative purposes only. The actual return applicable to a purchaser of the warrants will be based on the performances of the Basket Components, determined using the Closing Prices of the Basket Components on the Final Valuation Date. The numbers appearing in the following table and examples may have been rounded for ease of analysis.

Hypothetical Final Basket Level	Percentage Change from Initial Basket Level	Hypothetical Basket Strike Return	Cash Settlement Amount	Cash Settlement Amount minus Warrant Premium	Cash Settlement Amount minus Warrant Premium as Percentage Return on Warrant Premium
200.00	100.00%	100.00%	$1,000.00	$846.80	552.74%
190.00	90.00%	90.00%	$900.00	$746.80	487.47%
180.00	80.00%	80.00%	$800.00	$646.80	422.19%
170.00	70.00%	70.00%	$700.00	$546.80	356.92%
160.00	60.00%	60.00%	$600.00	$446.80	291.64%
150.00	50.00%	50.00%	$500.00	$346.80	226.37%
140.00	40.00%	40.00%	$400.00	$246.80	161.10%
130.00	30.00%	30.00%	$300.00	$146.80	95.82%
120.00	20.00%	20.00%	$200.00	$46.80	30.55%
115.32	15.32%	15.32%	$153.20	$0.00	0.00%
115.00	15.00%	15.00%	$150.00	-$3.20	-2.09%
110.00	10.00%	10.00%	$100.00	-$53.20	-34.73%
105.00	5.00%	5.00%	$50.00	-$103.20	-67.36%
100.00	0.00%	0.00%	$0.00	-$153.20	-100.00%
90.00	-10.00%	-10.00%	$0.00	-$153.20	-100.00%
80.00	-20.00%	-20.00%	$0.00	-$153.20	-100.00%
70.00	-30.00%	-30.00%	$0.00	-$153.20	-100.00%
60.00	-40.00%	-40.00%	$0.00	-$153.20	-100.00%
50.00	-50.00%	-50.00%	$0.00	-$153.20	-100.00%
40.00	-60.00%	-60.00%	$0.00	-$153.20	-100.00%
30.00	-70.00%	-70.00%	$0.00	-$153.20	-100.00%
20.00	-80.00%	-80.00%	$0.00	-$153.20	-100.00%
10.00	-90.00%	-90.00%	$0.00	-$153.20	-100.00%
0.00	-100.00%	-100.00%	$0.00	-$153.20	-100.00%

Hypothetical Examples of Amounts Payable at Expiration

The following hypothetical examples illustrate how the Cash Settlement Amounts set forth above are calculated.

Example 1: The level of the Basket increases 30.00% from the Initial Basket Level of 100.00 to a Final Basket Level of 130.00. Because the Final Basket Level of 130.00 is greater than the Basket Strike Level of 100.00, the Basket Strike Return is 30.00% and the investor will be entitled to receive a Cash Settlement Amount of $300.00 per warrant, calculated as follows:

$1,000 x Basket Strike Return

$1,000 x 30.00% = $300.00

Taking into account the investor’s payment of the Warrant Premium of $153.20, the payment of the Cash Settlement Amount of $300.00 represents a gain of $146.80 per warrant, or 95.82% of the initial investment of $153.20.

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Example 2: The level of the Basket increases 5.00% from the Initial Basket Level of 100.00 to a Final Basket Level of 105.00. Because the Final Basket Level of 105.00 is greater than the Basket Strike Level of 100.00, the Basket Strike Return is 5.00% and the investor will be entitled to receive a Cash Settlement Amount of $50.00 per warrant, calculated as follows:

$1,000 x Basket Strike Return

$1,000 x 5.00% = $50.00

In this example, because the Final Basket Level is greater than the Basket Strike Level by only 5.00%, which is less than the Warrant Premium Percentage of 15.32%, the investor’s Cash Settlement Amount of $50.00 per warrant will result in a 67.36% loss of its initial investment of $153.20.

Example 3: The Final Basket Level of 100.00 is the same as the Initial Basket Level. Because the Final Basket Level of 100.00 is equal to the Basket Strike Level, the Basket Strike Return is 0.00% and the warrants expire worthless. As a result, the investor will lose its entire investment in the warrants.

Example 4: The level of the Basket decreases 30.00% from the Initial Basket Level of 100.00 to a Final Basket Level of 70.00. Because the Final Basket Level of 70.00 is less than the Basket Strike Level of 100.00, the Basket Strike Return is -30.00% and the warrants expire worthless. As a result, the investor will lose its entire investment in the warrants.

Selected Purchase Considerations

•	UNCAPPED APPRECIATION POTENTIAL; LOSS OF ENTIRE INVESTMENT IF THE LEVEL OF THE BASKET DOES NOT INCREASE — The warrants provide exposure to the performance of the Basket if the Final Basket Level is greater than the Basket Strike Level by a percentage greater than the Warrant Premium Percentage of 15.32%. For example, if the closing level of the Basket increases 30.00% from the Initial Basket Level to the Final Basket Level, investors will receive a Cash Settlement Amount of $300.00 at expiration, representing a gain of 95.82% of the initial investment of $153.20. If the Final Basket Level is greater than the Basket Strike Level but by a percentage less than the Warrant Premium Percentage, you will lose some or a significant portion of your initial investment. If the Final Basket Level is less than or equal to the Basket Strike Level, the warrants will expire worthless and you will lose your entire investment in the warrants. Any payment on the warrants at expiration is subject to our ability to satisfy our obligations as they become due. You should read this pricing supplement carefully and understand the terms of the warrants and the manner in which the Cash Settlement Amount is determined before deciding that an investment in the warrants is suitable for you.

•	THE WARRANTS ARE SUITABLE ONLY FOR INVESTORS WITH OPTIONS-APPROVED ACCOUNTS — You will not be able to purchase the warrants unless you have an options-approved brokerage account. The warrants involve a high degree of risk and are not appropriate for every investor. You must be able to understand and bear the risk of an investment in the warrants, and you should be experienced with respect to options and option transactions.

•	RETURN LINKED TO THE PERFORMANCE OF AN EQUALLY WEIGHTED BASKET OF ELEVEN EQUITY SECURITIES — The return on the warrants, which may be positive, zero or negative, is linked to the performance of an equally weighted basket of eleven equity securities issued by Apple Inc., Allergan, Inc., Bank of America Corporation, Bristol-Myers Squibb Company, Costco Wholesale Corporation, The Walt Disney Company, Google Inc., The Home Depot, Inc., Merck & Co., Inc., Pfizer Inc. and Wells Fargo & Company, respectively. For more information on each Basket Component, please see “The Basket Components” in this pricing supplement.

•	MINIMUM INITIAL INVESTMENT — The minimum initial investment is $10,111.20 or 66 warrants, each with a Notional Amount of $1,000 (and then in increments of one warrant thereafter), resulting in an aggregate minimum Notional Amount of $66,000.

•	TAX CONSEQUENCES — In the opinion of our special tax counsel, Davis Polk & Wardwell LLP, the warrants will be treated for U.S. federal income tax purposes as cash-settled options. Generally, (i) you will not recognize taxable income or loss with respect to a warrant prior to its exercise or lapse, other than pursuant to a taxable disposition, and (ii) the gain or loss on your warrant will be capital gain or loss and will be long-term capital gain or loss if you have held the warrant for more than one year.

You should review carefully the section of the accompanying prospectus supplement entitled “United States Federal Income Taxation.” The preceding discussion, when read in combination with that section, constitutes the full opinion of our special tax counsel regarding the material U.S. federal income tax consequences of owning and disposing of the warrants.

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Under current law, the United Kingdom will not impose withholding tax on payments made with respect to the warrants.

For a discussion of certain German tax considerations relating to the warrants, you should refer to the section in the accompanying prospectus supplement entitled “Taxation by Germany of Non-Resident Holders.”

You should consult your tax adviser regarding the U.S. federal tax consequences of an investment in the warrants, as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Selected Risk Considerations

An investment in the warrants involves significant risks. Investing in the warrants is not equivalent to investing directly in the Basket Components. In addition to these selected risk considerations, you should review the “Risk Factors” sections of the accompanying prospectus supplement and prospectus.

•	THE WARRANTS ARE A RISKY INVESTMENT AND THE WARRANTS WILL EXPIRE WORTHLESS IF THE FINAL BASKET LEVEL IS LESS THAN OR EQUAL TO THE BASKET STRIKE LEVEL — The warrants are highly speculative and highly leveraged. If the Final Basket Level is less than or equal to the Basket Strike Level, the warrants will expire worthless and you will lose your entire investment in the warrants. The warrants are not suitable for investors who cannot sustain a total loss of their investment. You should be willing and able to sustain a total loss of your investment in the warrants.

•	YOU MAY LOSE SOME OR a SIGNIFICANT PORTION OF YOUR INITIAL INVESTMENT EVEN IF THE FINAL BASKET LEVEL IS GREATER THAN THE BASKET STRIKE LEVEL — Even if the Final Basket Level is greater than the Basket Strike Level, you will lose some or a significant portion of your initial investment if the Final Basket Level is greater than the Basket Strike Level but by a percentage less than the Warrant Premium Percentage of 15.32%. In order for you to receive a Cash Settlement Amount greater than your initial investment, the Final Basket Level must be greater than the Basket Strike Level by a percentage greater than the Warrant Premium Percentage.

•	The warrants are suitable only for investors with options-approved accounts — You will not be able to purchase the warrants unless you have an options-approved brokerage account. The warrants involve a high degree of risk and are not appropriate for every investor. You must be able to understand and bear the risk of an investment in the warrants, and you should be experienced with respect to options and option transactions.

•	The warrants do not provide for ANY coupon payments, DIVIDEND PAYMENTS or Voting rights — As a holder of the warrants, you will not receive any coupon payments, and you will not have any voting rights or rights to receive cash dividends or other distributions or other rights that holders of the Basket Components would have.

•	THE warrants ARE SUBJECT TO THE CREDIT OF DEUTSCHE BANK AG — The warrants are unsecured contractual obligations of Deutsche Bank AG and are not, either directly or indirectly, an obligation of any third party. Any payment(s) to be made on the warrants depends on the ability of Deutsche Bank AG to satisfy its obligations as they come due. An actual or anticipated downgrade in Deutsche Bank AG’s credit rating or increase in the credit spreads charged by the market for taking Deutsche Bank AG’s credit risk will likely have an adverse effect on the value of the warrants. As a result, the actual and perceived creditworthiness of Deutsche Bank AG will affect the value of the warrants and in the event Deutsche Bank AG were to default on its obligations or become subject to a Resolution Measure, you might not receive any amount(s) owed to you under the terms of the warrants and you could lose your entire investment.

•	THE WARRANTS MAY BECOME SUBORDINATED TO THE CLAIMS OF OTHER CREDITORS, BE WRITTEN DOWN, BE CONVERTED OR BECOME SUBJECT TO OTHER RESOLUTION MEASURES. YOU MAY LOSE SOME OR ALL OF YOUR INVESTMENT IF ANY SUCH MEASURE BECOMES APPLICABLE TO US — On May 15, 2014, the European Parliament and the Council of the European Union published the Bank Recovery and Resolution Directive for establishing a framework for the recovery and resolution of credit institutions and investment firms. The Bank Recovery and Resolution Directive required each member state of the European Union to adopt and publish by December 31, 2014 the laws, regulations and administrative provisions necessary to comply with the Bank Recovery and Resolution Directive. To implement the Bank Recovery and Resolution Directive, Germany has adopted the Resolution Act, which became effective on January 1, 2015. The Resolution Act may result in the warrants being subject to the powers exercised by our competent resolution authority to impose a Resolution Measure on us, which may include: writing down, including to zero, any payment on the warrants; converting

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the warrants into ordinary shares or other instruments qualifying as core equity tier 1 capital; or applying any other resolution measure, including (but not limited to) transferring the warrants to another entity, amending the terms and conditions of the warrants or cancelling of the warrants. We expect additional Resolution Measures to become applicable to us when the European regulation of July 15, 2014 relating to the resolution of credit institutions and certain investment firms in the framework of a Single Resolution Mechanism and a Single Resolution Fund (commonly referred to as the “SRM Regulation”) becomes effective on January 1, 2016. On May 26, 2015, the German Federal Government published a draft bill of a Resolution Mechanism Act. One of this law’s primary purposes would be to conform German law to the SRM Regulation. In addition, the draft bll proposes that in the event of an insolvency proceeding, senior unsecured debt instruments, including the warrants, would by operation of law rank junior to all other outstanding unsecured unsubordinated obligations, but in priority to all contractually subordinated instruments. The proposed subordination would not apply if the terms of the senior unsecured debt instruments provide that (i) the repayment amount depends on the occurrence or non-occurrence of a future event, or will be settled in kind, or (ii) the interest amount depends on the occurrence or non-occurrence of a future event, unless it depends solely on a fixed or variable reference interest rate and will be settled in cash. Instruments that are typically traded on money markets would not be subject to the proposed subordination. The proposed order of priorities would apply to insolvency proceedings commenced on or after January 1, 2016. If enacted, the proposed subordination of senior unsecured debt instruments could apply to the warrants, which would most likely result in a larger share of loss being allocated to the warrants in the event of an insolvency proceeding or the imposition of any Resolution Measures by the competent resolution authority. The final version of the Resolution Mechanism Act may provide for additional Resolution Measures that may become applicable to us. Imposition of a Resolution Measure would likely occur if we become, or are deemed by our competent supervisory authority to have become, “non-viable” (as defined under the then applicable law) and are unable to continue our regulated banking activities without a Resolution Measure becoming applicable to us. You may lose some or all of your investment in the warrants if a Resolution Measure becomes applicable to us.

By acquiring the warrants, you would have no claim or other right against us arising out of any subordination or Resolution Measure, and we would have no obligation to make payments under the warrants following the imposition of a Resolution Measure. In particular, the imposition of any Resolution Measure will not constitute a default under the warrants or under the Warrant Agreement. Furthermore, because the warrants are subject to any Resolution Measure, secondary market trading in the warrants may not follow the trading behavior associated with similar types of securities issued by other financial institutions which may be or have been subject to a Resolution Measure.

In addition, by your acquisition of the warrants, you waive, to the fullest extent permitted by applicable law, any and all claims against the warrant agent for, agree not to initiate a suit against the warrant agent in respect of, and agree that the warrant agent will not be liable for, any action that the warrant agent takes, or abstains from taking, in either case in accordance with the imposition of a Resolution Measure by our competent resolution authority with respect to the warrants. Accordingly, you may have limited or circumscribed rights to challenge any decision of our competent resolution authority to impose any Resolution Measure.

•	THE ISSUER’S ESTIMATED VALUE OF THE WARRANTS ON THE TRADE DATE WILL BE LESS THAN THE ISSUE PRICE OF THE WARRANTS — The Issuer’s estimated value of the warrants on the Trade Date (as disclosed on the cover of this pricing supplement) is less than the Issue Price of the warrants. The difference between the Issue Price and the Issuer’s estimated value of the warrants on the Trade Date is due to the inclusion in the Issue Price of the agent’s commissions, if any, and the cost of hedging our obligations under the warrants through one or more of our affiliates. Such hedging cost includes our or our affiliates’ expected cost of providing such hedge, as well as the profit we or our affiliates expect to realize in consideration for assuming the risks inherent in providing such hedge. The Issuer’s estimated value of the warrants is determined by reference to our pricing models. Our internal pricing models are proprietary and rely in part on certain assumptions about future events, which may prove to be incorrect. If at any time a third party dealer were to quote a price to purchase your warrants or otherwise value your warrants, that price or value may differ materially from the estimated value of the warrants determined by reference to our pricing models. This difference is due to, among other things, any difference in pricing models or assumptions used by any dealer who may purchase the warrants in the secondary market.

•	INVESTING IN THE warrants IS NOT THE SAME AS INVESTING IN THE BASKET COMPONENTS AND Your return on the warrants, if any, generally will not reflect any payments made with respect to the BASKET COMPONENTS — Your return on the warrants, if any, will not reflect the return you would realize if you invested directly in the Basket Components and received any payments made with respect to the Basket Components. If the level of the Basket increases sufficiently above the Basket Strike Level on the Final

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Valuation Date, you will receive a percentage return on your initial investment that is greater than the percentage increase in the level of the Basket from the Trade Date. However, unlike a direct investment in the Basket Components, if the level of the Basket does not increase above the Basket Strike Level on the Final Valuation Date, you will lose your entire investment in the warrants.

•	The warrants are non-standardized options — The warrants are not standardized options of the type issued by the Options Clearing Corporation (the “OCC”), a clearing agency regulated by the SEC. The warrants are unsecured contractual obligations of Deutsche Bank AG and will rank pari passu with all of our other unsecured contractual obligations and unsecured and unsubordinated debt, except for obligations required to be preferred by law. Thus, unlike purchasers of OCC standardized options, who have the credit benefits of guarantees and margin and collateral deposits by OCC clearing members to protect the OCC from a clearing member’s failure, investors in the warrants may look solely to Deutsche Bank AG for performance of its obligation to pay the Cash Settlement Amount, if any, upon the automatic exercise of the warrants. Additionally, the secondary market for the warrants, if any exists, is not expected to be as liquid as the market for OCC standardized options, and, therefore, sales of the warrants prior to the Expiration Date may yield a sale price that is lower than the theoretical value of the warrants based on the then-prevailing level of the Basket. See also “The Warrants Will Not Be Listed and There Will Likely Be Limited Liquidity” below.

•	THE TIME REMAINING TO THE EXPIRATION DATE MAY ADVERSELY AFFECT THE MARKET VALUE OF THE WARRANTS — A portion of the market value of a warrant at any time depends on the level of the Basket at such time relative to the Basket Strike Level and is known as the “intrinsic value” of the warrant. If the level of the Basket is higher than the Basket Strike Level at any time, the intrinsic value of the warrant is positive and the warrant is considered “in the money”; whereas, if the level of the Basket is lower than the Basket Strike Level at any time, the intrinsic value of the warrant is zero and the warrant is considered “out of the money.” Another portion of the market value of a warrant at any time prior to expiration depends on the length of time remaining until the Expiration Date and is known as the “time value” of the warrant. From the Trade Date, the time value of the warrant represents its entire value; thereafter, the time value generally diminishes until, at expiration, the time value of the warrant is zero. Assuming all other factors are held constant, the risk that the warrants will expire worthless will increase the more the level of the Basket falls below the Basket Strike Level and the shorter the time remaining until the Expiration Date. Therefore, the market value of the warrants will reflect both the rise or decline in the level of the Basket and the time remaining to the Expiration Date, among other factors. See also “Assuming No Changes In Market Conditions And Other Relevant Factors, The Price You May Receive For Your Warrants In Secondary Market Transactions Would Generally Be Lower Than Both The Issue Price And The Issuer’s Estimated Value Of The Warrants On The Trade Date” below.

•	The warrants will be automatically exercised on the Expiration Date — The warrants will be automatically exercised on the Expiration Date. Neither you nor we can exercise the warrants at any time prior to the Expiration Date. Accordingly, unless you sell the warrants prior to the Expiration Date, you will not be able to capture any beneficial changes in the level of the Basket prior to the Final Valuation Date. Further, you do not have a choice as to whether the warrants will be automatically exercised on the Expiration Date. Accordingly, you will not be able to benefit from any increase in the level of the Basket that occurs after the Final Valuation Date.

•	THE CORRELATION AMONG THE BASKET COMPONENTS COULD CHANGE UNPREDICTABLY — Correlation is the extent to which the prices of the Basket Components increase or decrease to the same degree at the same time. The value of the warrants may be adversely affected by increased positive correlation between the Basket Components, in particular when the prices of Basket Components decrease. The value of the warrants may also be adversely affected by increased negative correlation between the Basket Components, in which case any positive performance of one or more Basket Components could be entirely offset by the negative performance of one or more other Basket Components.

•	CHANGES IN THE VALUE OF THE BASKET COMPONENTS MAY OFFSET EACH OTHER — The warrants are linked to an equally weighted basket consisting of eleven Basket Components. Price movements in the Basket Components may not correlate with each other. At a time when the prices of some of the Basket Components increase, the prices of other Basket Components may not increase as much or may decrease. Therefore, in calculating the Final Basket Level, increases in the Closing Prices of some of the Basket Components on the Final Valuation Date may be moderated, offset or more than offset by lesser increases or decreases in the Closing Prices of the other Basket Components on the Final Valuation Date.

•	ANTI-DILUTION PROTECTION IS LIMITED, AND THE CALCULATION AGENT MAY MAKE ADJUSTMENTS IN ADDITION TO, OR THAT DIFFER FROM, THOSE SET FORTH IN THIS PRICING SUPPLEMENT — The Calculation Agent will make adjustments to the Stock Adjustment Factor of a Basket Component, which will initially be set at 1.0, for

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certain events affecting the relevant Basket Component. The Calculation Agent is not required, however, to make adjustments in response to all corporate actions, including if the issuer of the relevant Basket Component or another party makes a partial tender or partial exchange offer for such Basket Component. If such an event occurs that does not require the Calculation Agent to make an adjustment, the value of the warrants may be materially and adversely affected. In addition, you should be aware that the Calculation Agent may, at its sole discretion, make adjustments to the Stock Adjustment Factor of a Basket Component or any other terms of the warrants that are in addition to, or that differ from, those described in this pricing supplement to reflect changes occurring in relation to the relevant Basket Component or any other security received in a reorganization event in circumstances where the Calculation Agent determines that it is appropriate to reflect those changes to ensure an equitable result. Any alterations to the specified anti-dilution adjustments for the Basket Components or any other securities received in a reorganization event described in this pricing supplement may be materially adverse to investors in the warrants. You should read “General Terms of the Warrants — Anti-Dilution Adjustments” in this pricing supplement in order to understand the adjustments that may be made to the warrants.

•	THERE IS NO AFFILIATION BETWEEN THE ISSUERS OF THE BASKET COMPONENTS AND US, AND WE HAVE NOT PARTICIPATED IN THE PREPARATION OF, OR VERIFIED, ANY DISCLOSURE BY THE ISSUERS OF THE BASKET COMPONENTS — We are not affiliated with the issuers of the Basket Components. However, we or our affiliates may currently or from time to time in the future engage in business with the issuers of the Basket Components, including extending loans to, making equity investments in, or providing advisory services to, such issuers, including merger and acquisition advisory service. In the course of this business, we or our affiliates may acquire non-public information about the issuers of the Basket Components, and we will not disclose any such information to you. Nevertheless, neither we nor our affiliates have participated in the preparation of, or verified, any information about the Basket Components or the issuers of the Basket Components. You, as an investor in the warrants, should make your own investigation into the issuers of the Basket Components. The issuers of the Basket Components are not involved in the warrants offered hereby in any way and have no obligation of any sort with respect to your warrants. The issuers of the Basket Components have no obligation to take your interests into consideration for any reason, including when taking any corporate actions that would require the Calculation Agent to adjust a relevant Stock Adjustment Factor, which may adversely affect the value of your warrants.

•	PAST PERFORMANCE OF THE BASKET COMPONENTS IS NO GUIDE TO FUTURE PERFORMANCE — The actual performance of the Basket Components over the term of the warrants may bear little relation to the historical closing prices of the Basket Components and/or the hypothetical return examples set forth elsewhere in this pricing supplement. We cannot predict the future performance of the Basket Components or whether the performance of the Basket Components will result in the return of any of your investment. The Class C common stock of Google Inc. commenced trading on April 3, 2014 and therefore has a limited performance history.

•	Assuming No Changes in Market Conditions and Other Relevant Factors, the Price You May Receive for Your Warrants in Secondary Market Transactions Would Generally Be Lower than Both the Issue Price and the Issuer’s Estimated Value of the Warrants on the Trade Date — The Issuer’s estimated value of the warrants on the Trade Date (as disclosed on the cover of this pricing supplement) is less than the Issue Price of the warrants. The Issuer’s estimated value of the warrants on the Trade Date does not represent the price at which we or any of our affiliates would be willing to purchase your warrants in the secondary market at any time. Assuming no changes in market conditions or our creditworthiness and other relevant factors, the price, if any, at which we or our affiliates would be willing to purchase the warrants from you in secondary market transactions, if at all, would generally be lower than both the Issue Price and the Issuer’s estimated value of the warrants on the Trade Date. Our purchase price, if any, in secondary market transactions would be based on the estimated value of the warrants determined by reference to our pricing models at that time, less a bid spread determined after taking into account the size of the repurchase, the nature of the assets underlying the warrants and then-prevailing market conditions. The price we report to financial reporting services and to distributors of our warrants for use on customer account statements would generally be determined on the same basis. However, during the period of approximately three months beginning from the Trade Date, we or our affiliates may, in our sole discretion, increase the purchase price determined as described above by an amount equal to the declining differential between the Issue Price and the Issuer’s estimated value of the warrants on the Trade Date, prorated over such period on a straight-line basis, for transactions that are individually and in the aggregate of the expected size for ordinary secondary market repurchases.

In addition to the factors discussed above, the value of the warrants and our purchase price in secondary market transactions after the Trade Date, if any, will vary based on many economic and market factors,

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including our creditworthiness, and cannot be predicted with accuracy. These changes may adversely affect the value of your warrants, including the price you may receive in any secondary market transactions. Any sale prior to the Expiration Date could result in a substantial loss to you. The warrants are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your warrants to expiration.

•	THE WARRANTS WILL NOT BE LISTED AND THERE WILL LIKELY BE LIMITED Liquidity — The warrants will not be listed on any securities exchange. There may be little or no secondary market for the warrants. We or our affiliates intend to act as market makers for the warrants but are not required to do so and may cease such market making activities at any time. Even if there is a secondary market, it may not provide enough liquidity to allow you to sell the warrants when you wish to do so or at a price advantageous to you. Because we do not expect other dealers to make a secondary market for the warrants, the price at which you may be able to sell your warrants is likely to depend on the price, if any, at which we or our affiliates are willing to buy the warrants. If, at any time, we or our affiliates do not act as market makers, it is likely that there would be little or no secondary market in the warrants. If you have to sell your warrants prior to expiration, you may not be able to do so or you may have to sell them at a substantial loss.

•	MANY ECONOMIC AND MARKET FACTORS WILL AFFECT THE VALUE OF THE Warrants — While we expect that, generally, the level of the Basket will affect the value of the warrants more than any other single factor, the value of the warrants prior to maturity will also be affected by a number of other factors that may either offset or magnify each other, including:

•	the expected volatility of the Basket Components;

•	the time remaining to the Expiration Date of the warrants;

•	the dividend rates of the Basket Components;

•	the real and anticipated results of operations of the issuers of the Basket Components;

•	actual or anticipated corporate reorganization events, such as mergers or takeovers, which may affect the Basket Components;

•	interest rates and yields in the market generally;

•	geopolitical conditions and economic, financial, political, regulatory or judicial events that affect the Basket Components or the markets generally;

•	supply and demand for the warrants; and

•	our creditworthiness, including actual or anticipated downgrades in our credit ratings.

•	TRADING AND OTHER TRANSACTIONS BY US, JPMORGAN CHASE & CO. OR OUR OR ITS AFFILIATES IN THE EQUITY AND EQUITY DERIVATIVE MARKETS MAY IMPAIR THE VALUE OF THE WARRANTS — We or our affiliates expect to hedge our exposure from the warrants by entering into equity and equity derivative transactions, such as over-the-counter options, futures or exchange-traded instruments. We, JPMorgan Chase & Co. or our or its affiliates may also engage in trading in instruments linked or related to the Basket Components on a regular basis as part of our or their general broker-dealer and other businesses, for proprietary accounts, for other accounts under management or to facilitate transactions for customers, including block transactions. Such trading and hedging activities may affect the level of the Basket and, therefore, make it less likely that you will receive a positive return on your investment in the warrants. It is possible that we, JPMorgan Chase & Co. or our or its affiliates could receive substantial returns from these hedging and trading activities while the value of the warrants declines. We, JPMorgan Chase & Co. or our or its affiliates may also issue or underwrite other securities or financial or derivative instruments with returns linked or related to the Basket Components. To the extent we or our affiliates serve as issuer, agent or underwriter for such securities or financial or derivative instruments, our or our affiliates’ interests with respect to such products may be adverse to those of the holders of the warrants. Introducing competing products into the marketplace in this manner could adversely affect the level of the Basket and the value of the warrants. Any of the foregoing activities described in this paragraph may reflect trading strategies that differ from, or are in direct opposition to, investors’ trading and investment strategies related to the warrants.

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•	WE, JPMORGAN CHASE & CO. OR OUR OR ITS AFFILIATES MAY PUBLISH RESEARCH, EXPRESS OPINIONS OR PROVIDE RECOMMENDATIONS THAT ARE INCONSISTENT WITH INVESTING IN OR HOLDING THE WARRANTS. ANY SUCH RESEARCH, OPINIONS OR RECOMMENDATIONS COULD ADVERSELY AFFECT THE LEVEL OF THE BASKET AND THE VALUE OF THE WARRANTS — We, JPMorgan Chase & Co. or our or its affiliates may publish research from time to time on financial markets and other matters that could adversely affect the level of the Basket and the value of the warrants, or express opinions or provide recommendations that are inconsistent with purchasing or holding the warrants. Any research, opinions or recommendations expressed by us, JPMorgan Chase & Co. or our or its affiliates may not be consistent with each other and may be modified from time to time without notice. You should make your own independent investigation of the merits of investing in the warrants and the Basket.

•	POTENTIAL CONFLICTS OF INTEREST — We and our affiliates play a variety of roles in connection with the issuance of the warrants, including acting as Calculation Agent, hedging our obligations under the warrants and determining the Issuer’s estimated value of the warrants on the Trade Date and the price, if any, at which we or our affiliates would be willing to purchase the warrants from you in secondary market transactions. In performing these roles, our economic interests and those of our affiliates are potentially adverse to your interests as an investor in the warrants. The Calculation Agent will determine, among other things, all values, prices and levels required to be determined for the purposes of the warrants on any relevant date or time. The Calculation Agent also has some discretion about certain adjustments to the Stock Adjustment Factor for each Basket Component and will be responsible for determining whether a Market Disruption Event (as defined below) has occurred. Any determination by the Calculation Agent could adversely affect the return on the warrants.

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Hypothetical Historical Performance of the Basket

The following graph sets forth the historical performance of the Basket, retrospectively calculated from September 4, 2010 through September 4, 2015, assuming the level of the Basket on September 4, 2015 was 100 and the Basket Component Weightings were as specified in the Key Terms. The closing level of the Basket on any day during this period is calculated as if the level of the Basket were the Final Basket Level and such day were an Averaging Date (except that the Initial Basket Level would be 36.84 on September 4, 2010 if we assume the level of the Basket on September 4, 2015 was 100). For purposes of the warrants and the determination of the Cash Settlement Amount, the Initial Basket Level was set equal to 100 on the Trade Date. The hypothetical historical performance of the Basket should not be taken as an indication of future performance, and no assurance can be given as to the performance of the Basket on any day during the term of the warrants, including on the Final Valuation Date.

The Basket Components

All disclosures contained in this pricing supplement regarding the Basket Components are derived from publicly available information. Neither Deutsche Bank AG nor any of its affiliates have participated in the preparation of, or verified, such information about any Basket Component contained in this pricing supplement. You should make your own investigation into the Basket Components.

 Included below is a brief description of the issuer of each Basket Component. Each of the Basket Components is registered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Except as specified below, companies with securities registered under the Exchange Act are required to file financial and other information specified by the SEC periodically. Information filed by the issuers of the Basket Components with the SEC can be reviewed electronically through a web site maintained by the SEC. The address of the SEC’s web site is http://www.sec.gov. Information filed with the SEC by the issuers of the Basket Components under the Exchange Act can be located by reference to their respective SEC file numbers provided below.

 In addition, information filed with the SEC can be inspected and copied at the Public Reference Section of the SEC, 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Copies of this material can also be obtained from the Public Reference Section, at prescribed rates.

Historical Performance of the Basket Components

The following graphs set forth the historical performance of each Basket Component based on its daily closing prices from September 4, 2010 through September 4, 2015. We obtained the historical closing prices of the Basket Components below from Bloomberg L.P., and we have not participated in the preparation of, or verified, such information. The historical closing prices of the Basket Components should not be taken as an indication of future performance, and no assurance can be given as to the Closing Prices of the Basket Components on the Final Valuation

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Date. We cannot give you assurance that the performance of the Basket Components will result in the return of any of your initial investment.

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Apple Inc.

According to publicly available information, Apple Inc. designs, manufactures and markets mobile communication and media devices, personal computers and portable digital music players, and sells related software, services, accessories, networking solutions and third-party digital content and applications. Information filed by Apple Inc. with the SEC under the Exchange Act can be located by reference to its SEC file number: 000-10030, or its CIK Code: 0000320193. The common stock of Apple Inc. is traded on the NASDAQ Stock Market under the symbol “AAPL.” The closing price of the common stock of Apple Inc. on September 4, 2015 was $109.27.

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Allergan, Inc.

According to publicly available information, Allergan, Inc. is a health care company focused on developing and commercializing pharmaceuticals, biologics, medical devices and over-the-counter products. Information filed by Allergan, Inc. with the SEC under the Exchange Act can be located by reference to its SEC file number: 001-10269, or its CIK Code: 0000850693. The common stock of Allergan, Inc. is traded on the New York Stock Exchange under the ticker symbol “AGN.” The closing price of the common stock of Allergan, Inc. on September 4, 2015 was $293.74.

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Bank of America Corporation

According to publicly available information, Bank of America Corporation is a financial institution that serves individual consumers, small- and middle-market businesses, institutional investors, large corporations and governments with a range of banking, investing, asset management and other financial and risk management products and services. Information filed by Bank of America Corporation with the SEC under the Exchange Act can be located by reference to its SEC file number: 001-06523, or its CIK Code: 0000070858. The common stock of Bank of America Corporation is traded on the New York Stock Exchange under the symbol “BAC.” The closing price of the common stock of Bank of America Corporation on September 4, 2015 was $15.65.

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Bristol-Myers Squibb Company

According to publicly available information, Bristol-Myers Squibb Company engages in the discovery, development, licensing, manufacturing, marketing, distribution and sale of biopharmaceutical products. Information filed by Bristol-Myers Squibb Company with the SEC under the Exchange Act can be located by reference to its SEC file number: 001-01136, or its CIK Code: 0000014272. The common stock of Bristol-Myers Squibb Company is traded on the New York Stock Exchange under the symbol “BMY.” The closing price of the common stock of Bristol-Myers Squibb Company on September 4, 2015 was $57.30.

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Costco Wholesale Corporation

According to publicly available information, Costco Wholesale Corporation is engaged in the operation of membership warehouses. Information filed by Costco Wholesale Corporation with the SEC under the Exchange Act can be located by reference to its SEC file number: 000-20355, or its CIK Code: 0000909832. The common stock of Costco Wholesale Corporation is traded on the NASDAQ Stock Market under the symbol “COST.” The closing price of the common stock of Costco Wholesale Corporation on September 4, 2015 was $138.48.

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The Walt Disney Company

According to publicly available information, The Walt Disney Company is an entertainment company with operations in five business segments: media networks, parks and resorts, studio entertainment, consumer products and interactive. Information filed by The Walt Disney Company with the SEC under the Exchange Act can be located by reference to its SEC file number: 001-11605, or its CIK Code: 0001001039. The common stock of The Walt Disney Company is traded on the New York Stock Exchange under the symbol “DIS.” The closing price of the common stock of the Walt Disney Company on September 4, 2015 was $100.97.

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Google Inc.

The graph below illustrates the performance of the Class A common stock of Google Inc. from September 4, 2010 through April 2, 2014 and the Class C common stock of Google Inc. from April 3, 2014 through September 4, 2015. According to publicly available information, Google Inc.’s business is primarily focused around the following areas: search and display advertising; the Android operating system platform; consumer content through Google Play; and enterprise, commerce and hardware products. Information filed by Google Inc. with the SEC under the Exchange Act can be located by reference to its SEC file number: 001-36380, or its CIK Code: 0001288776. The Class C common stock of Google Inc. is traded on the NASDAQ Stock Market under the symbol “GOOG.” The closing price of the Class C common stock of Google Inc. on September 4, 2015 was $600.70.

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The Home Depot, Inc.

According to publicly available information, the Home Depot, Inc. is a home improvement retailer that sells building materials, home improvement products and lawn and garden products. Information filed by the Home Depot, Inc. with the SEC under the Exchange Act can be located by reference to its SEC file number: 001-08207, or its CIK Code: 0000354950. The common stock of the Home Depot, Inc. is traded on the New York Stock Exchange under the symbol “HD.” The closing price of the common stock of the Home Depot, Inc. on September 4, 2015 was $114.42.

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Merck & Co., Inc.

According to publicly available information, Merck & Co., Inc. is a health care company that delivers health solutions through its prescription medicines, vaccines, biologic therapies and animal health products. Information filed by Merck & Co., Inc. with the SEC under the Exchange Act can be located by reference to its SEC file number: 001-06571, or its CIK Code: 0000310158. The common stock of Merck & Co., Inc. is traded on the New York Stock Exchange under the symbol “MRK.” The closing price of the common stock of Merk & Co., Inc. on September 4, 2015 was $51.59.

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Pfizer Inc.

According to publicly available information, Pfizer Inc. is a research-based, global biopharmaceutical company. Information filed by Pfizer Inc. with the SEC under the Exchange Act can be located by reference to its SEC file number: 001-03619, or its CIK Code: 0000078003. The common stock of Pfizer Inc. is traded on the New York Stock Exchange under the symbol “PFE.” The closing price of the common stock of Pfizer Inc. on September 4, 2015 was $31.37.

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Wells Fargo & Company

According to publicly available information, Wells Fargo & Company provides retail, commercial and corporate banking services through banking stores and offices, the internet and other distribution channels to individuals, businesses and institutions across the United States and in other countries. Information filed by Wells Fargo & Company with the SEC under the Exchange Act can be located by reference to its SEC file number: 001-02979, or its CIK Code: 0000072971. The common stock of Wells Fargo & Company is traded on the New York Stock Exchange under the symbol “WFC.” The closing price of the common stock of Wells Fargo & Company on September 4, 2015 was $51.29.

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General Terms of the Warrants

The following description of the terms of the warrants supplements the description of the general terms of the warrants set forth under the headings “Description of Warrants” in the accompanying prospectus supplement and “Description of Warrants” in the accompanying prospectus. Capitalized terms used but not defined in this pricing supplement have the meanings assigned to them in the accompanying prospectus supplement or prospectus.

General

The warrants are unsecured contractual obligations of Deutsche Bank AG that are linked to an equally weighted basket of eleven equity securities. The warrants will be issued by Deutsche Bank AG under the Warrant Agreement.

The warrants are our unsecured contractual obligations and will rank on parity with our other unsecured contractual obligations and with our unsecured and unsubordinated debt obligations, other than those claims which are expressly preferred by law of the jurisdiction of our incorporation or the law of the jurisdiction where Deutsche Bank AG, London Branch is established.

The warrants are not bank deposits or savings accounts and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other U.S. or foreign governmental agency or instrumentality.

The specific terms of the warrants are set forth under the heading “Key Terms” on the cover page of this pricing supplement and in the subsections below. Unless otherwise specified, any reference to a Basket Component in this pricing supplement shall include any successor Basket Component.

Definitions

“Business Day” means any day other than a day that is (i) a Saturday or Sunday, (ii) a day on which banking institutions generally in the City of New York or London, England are authorized or obligated by law, regulation or executive order to close or (iii) a day on which transactions in U.S. dollars are not conducted in the City of New York or London, England.

“Closing Price” for one share of a Basket Component (or one unit of any other security for which a closing price must be determined) on any Trading Day means:

•	if the Basket Component (or any such other security) is listed or admitted for trading on a U.S. national securities exchange, the last reported sale price for one share of the Basket Component (or any such other security), regular way, of the principal trading session on such day on the principal U.S. national securities exchange registered under the Exchange Act on which the Basket Component (or any such other security) is listed or admitted for trading;

•	if the Basket Component (or any such other security) is listed or admitted for trading on any U.S. national securities exchange but the last reported sale price is not available pursuant to the preceding bullet point, the last reported sale price for one share of the Basket Component (or any such other security) of the principal trading session on the over-the-counter market as reported on the OTC Bulletin Board (or any successor service) operated by the Financial Industry Regulatory Authority, Inc. on such day;

•	if the Basket Component (or any such other security) is not listed or admitted for trading on any U.S. national securities exchange but is included in the OTC Bulletin Board (or any successor service), the last reported sale price for one share of the Basket Component (or any such other security) of the principal trading session on the OTC Bulletin Board (or any successor service) on such day;

•	with respect to any such other security, if such security is issued by a foreign issuer and its closing price cannot be determined as set forth in the three bullet points above, and such security is listed or admitted to trading on a non-U.S. securities exchange or market, the last reported sale price, regular way, of the principal trading session on such day in the primary non-U.S. securities exchange or market on which such security is listed or admitted for trading; or

•	otherwise, if none of the above circumstances is applicable, the mean, as determined by the Calculation Agent, of the bid prices for one share of the Basket Component (or any such other security) obtained from as many dealers in such security, but not exceeding three, as will make such bid prices available to the Calculation Agent.

In each case above, multiplied by the then-current Stock Adjustment Factor or adjusted otherwise as described below under “— Anti-Dilution Adjustments.”

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“Relevant Exchange” means, for each Basket Component, (i) if the Basket Component (or any security for which a Closing Price must be determined) is listed or admitted for trading on one or more U.S. securities exchanges or markets, the primary U.S. exchange or market on which such Basket Component or security is listed or admitted for trading or (ii) if the Basket Component (or any security for which a Closing Price must be determined) is not listed or admitted for trading on a U.S. securities exchange or market, the primary non-U.S. exchange or market on which such Basket Component or security is listed or admitted for trading.

“Trading Day” means, for each Basket Component, any day other than a day on which (i) trading is generally not conducted on the Relevant Exchange for such Basket Component, security, futures or option contract or exchange traded fund (notwithstanding any such Relevant Exchange closing prior to its scheduled closing time) and (ii) the Calculation Agent determines in its sole discretion that such non-trading materially interfered or interferes with our ability or the ability of any of our affiliates to establish, adjust or unwind all or a material portion of any hedge with respect to the warrants.

Adjustments to the Final Valuation Date and Expiration Date

If:

(a)	the Final Valuation Date is not a Trading Day with respect to any Basket Component; or

(b)	a Market Disruption Event with respect to any Basket Component occurs or is continuing on the Final Valuation Date,

then the Final Valuation Date for such disrupted Basket Component will be postponed to the immediately succeeding Trading Day on which no Market Disruption Event for such Basket Component occurs or is continuing. The Final Valuation Date for any Basket Component will not be postponed later than the fifth scheduled Trading Day after the date originally scheduled for such Valuation Date (the “Fifth Day”).

If the Final Valuation Date for a Basket Component is postponed to the Fifth Day and:

(a)	the Fifth Day is not a Trading Day with respect to such Basket Component; or

(b)	a Market Disruption Event with respect to such Basket Component occurs or is continuing on the Fifth Day,

then, on the Fifth Day the Closing Price of such Basket Component will be determined by the Calculation Agent in good faith and in a commercially reasonable manner.

The Calculation Agent will then calculate the Final Basket Level using:

(a)	for Basket Components not disrupted on the original Final Valuation Date, the Closing Prices of such Basket Components on the original Final Valuation Date;

(b)	for Basket Components disrupted on the original Final Valuation Date but not disrupted on one or more Trading Days from the original Final Valuation Date to and including the Fifth Day, the Closing Prices of such Basket Components on the first Trading Day after the original Final Valuation Date on which no Market Disruption Event occurred or was continuing; and

(c)	for Basket Components disrupted from the original Final Valuation Date through the Fifth Day, the Calculation Agent’s determination of the Closing Prices of such Basket Components.

Consequences for Adjustments to the Final Valuation Date

If the scheduled Expiration Date is not a Business Day, then the Expiration Date will be the next succeeding Business Day following the scheduled Expiration Date. If an adjustment is made for a Market Disruption Event or a non-Trading Day that occurs on the Final Valuation Date, the Expiration Date will be postponed to a Business Day following the date on which the Calculation Agent determines the Final Basket Level (the “postponed Final Valuation Date”), so that the number of Business Days between the postponed Final Valuation Date and the postponed Expiration Date will be equal to the number of Business Days between the originally scheduled Final Valuation Date and Expiration Date. If the Expiration Date is postponed, any payment due on the Expiration Date will be paid on the Expiration Date as postponed, with the same force and effect as if the Expiration Date had not been postponed, but no interest will accrue or be payable as a result of the delayed payment.

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Market Disruption Events

A “Market Disruption Event” means, with respect to a Basket Component (or any other security for which a Closing Price must be determined), a determination by the Calculation Agent in its sole discretion that the occurrence or continuance of one or more of the following events materially interfered or interferes with our ability or the ability of any of our affiliates to effect transactions in the Basket Component or any instrument related to the Basket Component or to establish, adjust or unwind all or a material portion of any hedge position in the Basket Component with respect to the warrants:

•	the occurrence or existence of a suspension, absence or material limitation of trading of the Basket Component (or such other security) on the primary market for the Basket Component (or such other security) for more than two hours of trading or during the one-half hour period preceding the close of the principal trading session in such market;

•	a breakdown or failure in the price and trade reporting systems of the primary market for the Basket Component (or such other security) as a result of which the reported trading prices for the Basket Component (or such other security) during the last one-half hour preceding the close of the principal trading session in such market are materially inaccurate;

•	a suspension, absence or material limitation of trading on any major market for trading in futures or options contracts related to the Basket Component (or such other security), if available, during the one-half hour period preceding the close of the principal trading session in the applicable market;

•	a decision to permanently discontinue trading in the futures or options contracts related to the Basket Component (or such other security); or

•	any other event, if the Calculation Agent determines in its sole discretion that the event materially interfered or interferes with our ability or the ability of any of our affiliates to effect transactions in the Basket Component or any instrument related to the Basket Component or to establish, adjust or unwind all or a material portion of any hedge position in the Basket Component with respect to the warrants.

For purposes of determining whether a Market Disruption Event has occurred:

•	a limitation on the hours or number of days of trading will not constitute a Market Disruption Event if it results from an announced change in the regular business hours of the relevant market;

•	limitations pursuant to the rules of any relevant market similar to NYSE Rule 80B (or any applicable rule or regulation enacted or promulgated by any other self-regulatory organization, the SEC or any other relevant authority of scope similar to NYSE Rule 80B as determined by the Calculation Agent) on trading during significant market fluctuations will constitute a suspension, absence or material limitation of trading;

•	a suspension of trading in futures or options contracts related to the Basket Component (or such other security) by any major market for trading in such contracts, if available, by reason of:

•	a price change exceeding limits set by such exchange or market;

•	an imbalance of orders relating to such contracts; or

•	a disparity in bid and ask quotes relating to such contracts will, in each such case, constitute a suspension, absence or material limitation of trading in futures or options contracts related to the Basket Component (or such other security), as determined by the Calculation Agent in its sole discretion; and

•	a “suspension, absence or material limitation of trading” on any major market for trading in futures or options contracts related to the Basket Component (or such other security) will not include any time when such market is itself closed for trading under ordinary circumstances.

Anti-Dilution Adjustments

Upon the occurrence of certain corporate events with respect to a Basket Component, the Closing Price for such Basket Component will be adjusted via the Stock Adjustment Factor, as described below.

The Stock Adjustment Factor and the Final Stock Price for any Basket Component are subject to adjustment by the Calculation Agent as a result of the anti-dilution and reorganization adjustments described in this section. No

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adjustments to the Stock Adjustment Factor will be required unless such adjustment would require a change of at least 0.1% in the Stock Adjustment Factor then in effect. The Stock Adjustment Factor resulting from any of the adjustments specified in this section will be rounded to the nearest one ten-thousandth with five one hundred-thousandths being rounded upward. The Calculation Agent will not be required to make any adjustments to the Stock Adjustment Factor after the close of business on the Final Valuation Date.

No adjustments to the Stock Adjustment Factor will be required other than those specified below. The required adjustments specified in this section do not cover all events that could affect the Closing Price of a Basket Component on any Trading Day during the term of the warrants. No adjustments will be made for certain other events, such as offerings of common stock by the issuer of a Basket Component for cash or in connection with acquisitions or otherwise or the occurrence of a partial tender or exchange offer for a Basket Component by the issuer of the Basket Component or any third party. Nevertheless, the Calculation Agent may, in its sole discretion, make additional adjustments to any terms of the warrants upon the occurrence of corporate or other similar events that affect or could potentially affect the market price of, or shareholder rights in, a Basket Component, with a view to offsetting, to the extent practical, any such change, and preserving the relative investment risks of the warrants. In addition, the Calculation Agent may make adjustments or a series of adjustments that differ from those described herein if the Calculation Agent determines, in its sole discretion, that such adjustments do not properly reflect the economic consequences of the events specified in this pricing supplement or would not preserve the relative investment risks of the warrants. All determinations made by the Calculation Agent in making any adjustments to the terms of the warrants, including adjustments that are in addition to, or that differ from, those described in this pricing supplement, will be made in good faith and in a commercially reasonable manner, with the aim of ensuring an equitable result. In determining whether to make any adjustment to the terms of the warrants, the Calculation Agent may consider any adjustment made by the Options Clearing Corporation or any other equity derivatives clearing organization on options contracts on the affected Basket Component.

Stock Splits and Reverse Stock Splits

If a Basket Component is subject to a stock split or a reverse stock split, then once any split has become effective, the Stock Adjustment Factor relating to such Basket Component will be adjusted so that the new Stock Adjustment Factor shall equal the product of:

•	the prior Stock Adjustment Factor, and

•	the number of shares which a holder of one share of such Basket Component before the effective date of that stock split or reverse stock split would have owned or been entitled to receive immediately following the applicable effective date.

Stock Dividends or Distributions

If a Basket Component is subject to (i) a stock dividend, i.e., an issuance of additional shares of such Basket Component, that is given ratably to all or substantially all holders of shares of such Basket Component, or (ii) a distribution of shares of such Basket Component as a result of the triggering of any provision of the corporate charter of the issuer of such Basket Component, then, once the dividend or distribution has become effective and the shares of such Basket Component are trading ex-dividend, the Stock Adjustment Factor will be adjusted so that the new Stock Adjustment Factor shall equal the prior Stock Adjustment Factor plus the product of:

•	the prior Stock Adjustment Factor, and

•	the number of additional shares issued in the stock dividend or distribution with respect to one share of such Basket Component.

Non-cash Dividends or Distributions

If the issuer of a Basket Component distributes shares of capital stock, evidences of indebtedness or other assets or property of such issuer of the Basket Component to all or substantially all holders of such Basket Component (other than (i) dividends or distributions referred to under “— Stock Splits and Reverse Stock Splits” or “— Stock Dividends or Distributions” above or rights and/or warrants referred to under “— Issuance of Transferable Rights or Warrants” below and (ii) cash distributions or dividends referred under “— Extraordinary Cash Dividends or Distributions” below), then, once the distribution has become effective and the shares of such Basket Component are trading ex-dividend, the Stock Adjustment Factor will be adjusted so that the new Stock Adjustment Factor shall equal the product of:

•	the prior Stock Adjustment Factor, and

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•	a fraction, the numerator of which is the Current Market Price of one share of such Basket Component and the denominator of which is the amount by which such Current Market Price exceeds the Fair Market Value of such distribution.

Notwithstanding the foregoing, a distribution on a Basket Component described in clause (a), (d) or (e) of the section entitled “— Reorganization Events” below that also would require an adjustment to the applicable Stock Adjustment Factor under this section will only be treated as a Reorganization Event (as defined below) and shall only cause an adjustment pursuant to clause (a), (d) or (e) under the section entitled “— Reorganization Events.” A distribution on a Basket Component described in the section entitled “— Issuance of Transferable Rights or Warrants” that also would require an adjustment under this section shall only cause an adjustment pursuant to the section entitled “— Issuance of Transferable Rights or Warrants.”

For purposes of (i) any non-cash dividends or distributions referred to under “— Non-cash Dividends or Distributions” above or (ii) any cash dividends or distributions referred under “— Extraordinary Cash Dividends or Distributions” below, the following terms have the meanings set forth below with respect to such distribution.

The “Current Market Price” of a Basket Component means the Closing Price of one share of such Basket Component on the Trading Day immediately preceding the ex-dividend date of the distribution requiring an adjustment to the Stock Adjustment Factor.

“Ex-dividend date” means the first Trading Day on which transactions in a Basket Component trade on the Relevant Exchange without the right to receive such distributions.

The “Fair Market Value” of any such distribution means the per share value of such distribution on the ex-dividend date for such distribution, as determined by the Calculation Agent. If such distribution consists of property traded on the ex-dividend date on a U.S. national securities exchange or, if the applicable Basket Component is a non-U.S. equity security and such distribution consists of property traded on the ex-dividend date on a non-U.S. securities exchange or market, the Fair Market Value will equal the closing price of such distributed property on such ex-dividend date, as determined by the Calculation Agent.

Extraordinary Cash Dividends or Distributions

If the issuer of a Basket Component pays dividends or makes other distributions consisting exclusively of cash to all or substantially all holders of such Basket Component during any fiscal quarter during the term of the warrants, in an aggregate amount that, together with other such dividends or distributions previously made during such fiscal quarter with respect to which an adjustment to the Stock Adjustment Factor has not previously been made under this “— Extraordinary Cash Dividends or Distributions” section (such aggregate amount, the “Dividend Amount”), exceeds the Dividend Threshold, then, once the dividend or distribution has become effective and the shares of such Basket Component are trading ex-dividend, the Stock Adjustment Factor will be adjusted so that the new Stock Adjustment Factor shall equal the product of:

•	the prior Stock Adjustment Factor, and

•	a fraction, the numerator of which is the Current Market Price of such Basket Component and the denominator of which is the amount by which such Current Market Price exceeds the excess of the Dividend Amount over the Dividend Threshold.

For the avoidance of doubt, the Stock Adjustment Factor for a Basket Component may be adjusted more than once in any particular fiscal quarter pursuant to this section. If the applicable Stock Adjustment Factor has been previously adjusted in a particular fiscal quarter because of cash dividends or distributions that exceed the Dividend Threshold, subsequent adjustments will be made if the issuer of the applicable Basket Component pays cash dividends or makes other distributions during the same fiscal quarter in an aggregate amount that, together with other cash dividends or distributions since the last adjustment to the Stock Adjustment Factor pursuant to this section exceeds the Dividend Threshold.

The “Dividend Threshold” of a Basket Component is equal to the sum of (i) the immediately preceding cash dividend(s) or other cash distribution(s) paid in the preceding fiscal quarter, if any, per share of such Basket Component plus (ii) 10% of the Closing Price of such Basket Component on the Trading Day immediately preceding the ex-dividend date for the dividend or distribution as to which an adjustment to the Stock Adjustment Factor may be made.

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Issuance of Transferable Rights or Warrants

If the issuer of a Basket Component issues transferable rights or warrants to all holders of such Basket Component to subscribe for or purchase such Basket Component, including new or existing rights to purchase such Basket Component at an exercise price per share less than the Closing Price of such Basket Component on both (i) the date the exercise price of such rights or warrants is determined and (ii) the ex-dividend date, then the applicable Stock Adjustment Factor will be adjusted on the ex-dividend date for that issuance so that the new Stock Adjustment Factor shall equal the product of:

•	the prior Stock Adjustment Factor, and

•	a fraction, the numerator of which is the Current Market Price of one share of such Basket Component and the denominator of which is the amount by which such Current Market Price exceeds the cash value of the warrants or rights.

The cash value of the warrants or rights will equal the Closing Price of such Basket Component on the ex-dividend date minus the exercise price per share of those rights or warrants.

Reorganization Events

If prior to the Final Valuation Date,

(a)	there occurs any reclassification or change of a Basket Component, including, without limitation, as a result of the issuance of tracking stock by the issuer of such Basket Component,

(b)	the issuer of a Basket Component, or any surviving entity or subsequent surviving entity of the issuer of such Basket Component (a “Successor Entity”), has been subject to a merger, combination or consolidation and is not the surviving entity,

(c)	any statutory exchange of securities of the issuer of a Basket Component or any Successor Entity with another corporation occurs, other than pursuant to clause (b) above,

(d)	the issuer of a Basket Component is liquidated or is subject to a proceeding under any applicable bankruptcy, insolvency or other similar law,

(e)	the issuer of a Basket Component issues to all of its shareholders equity securities of an issuer other than the issuer of such Basket Component, other than in a transaction described in clauses (b), (c) or (d) above (a “Spin-off Event”), or

(f)	a tender or exchange offer or going-private transaction is commenced for all the outstanding shares of the issuer of a Basket Component and is consummated and completed in full for all or substantially all of such shares, as determined by the Calculation Agent in its sole discretion (an event in clauses (a) through (f), a “Reorganization Event”), then the Final Stock Price of the Basket Component and the Cash Settlement Amount will depend on the value of any Exchange Property, as defined below. To determine the amount payable to you at expiration, the Calculation Agent will do the following:

(i)	The Calculation Agent will determine the cash value of any non-cash property distributed in the Reorganization Event (other than Exchange Traded Securities) per share of the Basket Component and combine this with any cash to determine a “Per Share Cash Amount”;

(ii)	The Calculation Agent will combine the Per Share Cash Amount, if any, with the Exchange Traded Securities, if any, a holder of such Basket Component would hold immediately after the Reorganization Event in respect of a single share of such Basket Component to determine the Exchange Property resulting for a single share of such Basket Component (the “Per Share Exchange Property”);

(iii)	The Calculation Agent will then deem the Per Share Exchange Property to be a share of such Basket Component for the purposes of determining the Final Stock Price of the Basket Component and the Cash Settlement Amount. The value of the Per Share Exchange Property on any day will equal the Closing Price for any Exchange Traded Securities plus the Per Share Cash Amount, and the Calculation Agent will use this value, after adjusting for the Stock Adjustment Factor immediately prior to the Reorganization Event, for the purposes of determining whether the Final Basket Level is greater than the Basket Strike Level and for determining the Cash Settlement Amount by treating such value, after adjusting for the Stock Adjustment

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Factor immediately prior to the Reorganization Event, as if it were the Closing Price of the original Basket Component;

(iv)	The Calculation Agent may, in its sole discretion, adjust the Stock Adjustment Factor to reflect the use of the value of the Exchange Property as opposed to the value of such Basket Component in determining the Final Stock Price of the Basket Component and the Cash Settlement Amount and with a view to offsetting, to the extent practical, any change in the economic position of the holder and Deutsche Bank AG that results solely from the Reorganization Event; and

(v)	In the event Exchange Property consists of Exchange Traded Securities, those securities will, in turn, be subject to the anti-dilution adjustments, including but not limited to, the anti-dilution adjustments set forth in this pricing supplement.

“Exchange Property” for each share of a Basket Component, means any shares of such Basket Component that continue to be held by the holders of such Basket Component, and any securities, cash or any other assets distributed to the holders of such Basket Component in, or in connection with, the Reorganization Event distributed in respect of such share of such Basket Component. Deutsche Bank AG will not pay you any interest on any Exchange Property. In the case of a consummated and completed in full tender or exchange offer or going-private transaction involving Exchange Property, Exchange Property shall be deemed to include the amount of cash or other property paid by the offeror in the tender or exchange offer with respect to such Exchange Property (in an amount determined on the basis of the rate of exchange in such tender or exchange offer or going-private transaction). In the event of a tender or exchange offer or a going-private transaction with respect to Exchange Property in which an offeree may elect to receive cash or other property, Exchange Property shall be deemed to include the kind and amount of cash and other property received by offerees who elect to receive cash.

“Exchange Traded Securities” means any securities (including, without limitation, securities of the issuer of a Basket Component) traded on its Relevant Exchange.

The Calculation Agent shall be solely responsible for determination and calculation of the Exchange Property if a Reorganization Event occurs and the cash amount due upon exchange of the warrants, including the determination of the cash value of any Exchange Property and the Per Share Cash Amount, if necessary. The Calculation Agent’s determinations and calculations shall be conclusive absent manifest error. Regardless of any of the Reorganization Events described above, any payment at expiration, will be made by Deutsche Bank AG, London Branch, as issuer of the warrants, subject to its creditworthiness.

Calculation Agent

Deutsche Bank AG, London Branch will act as the calculation agent (the “Calculation Agent”). The Calculation Agent will determine, among other things, all values, prices and levels required to be determined for the purposes of the warrants on any relevant date or time. The Calculation Agent will also be responsible for determining whether there has been a Market Disruption Event and whether or not any adjustments to the Stock Adjustment Factor applicable to any Basket Component should be made. Unless otherwise provided in this pricing supplement, all determinations made by the Calculation Agent will be at the sole discretion of the Calculation Agent and will, in the absence of manifest error, be conclusive for all purposes and binding on you, the warrant agent and us. We may appoint a different Calculation Agent from time to time after the Trade Date without your consent and without notifying you.

The Calculation Agent will provide written notice to the warrant agent at its New York office, on which notice the warrant agent may conclusively rely, of the amount to be paid on the Expiration Date, on or prior to 11:00 a.m. on the Business Day preceding the Expiration Date.

All calculations with respect to the level of the Basket and the Basket Strike Return will be made by the Calculation Agent and will be rounded to the nearest one hundred-thousandth, with five one-millionths rounded upward (e.g., 0.876545 would be rounded to 0.87655); all U.S. dollar amounts related to determination of the payment per warrant on the Expiration Date, if any, will be rounded to the nearest ten-thousandth, with five one hundred-thousandths rounded upward (e.g., 0.76545 would be rounded up to 0.7655); and all U.S. dollar amounts paid on the aggregate Notional Amount of warrants per holder will be rounded to the nearest cent, with one-half cent rounded upward.

Modification

Under the heading “Description of Warrants—Significant Provisions of the Warrant Agreement” in the accompanying prospectus supplement is a description of when the consent of each affected holder of warrants is required to modify the Warrant Agreement.

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Listing

The warrants will not be listed on any securities exchange.

Book-Entry Only Issuance – The Depository Trust Company

DTC will act as depositary for the warrants. The warrants will be issued only as fully-registered warrants registered in the name of Cede & Co. (DTC’s nominee). One or more fully-registered global warrant certificates, representing the aggregate number or Notional Amount of the warrants, will be issued and will be deposited with DTC. See the descriptions contained in the accompanying prospectus supplement under the headings “Description of Warrants—Book-Entry Only Issuance—The Depository Trust Company.”

Warrant Agent

Payment of amounts due upon expiration of the warrants will be payable and the transfer of the warrants will be registrable at the office of Deutsche Bank Trust Company Americas in The City of New York.

Registration of transfers of the warrants will be effected without charge by or on behalf of DBTCA, but upon payment (with the giving of such indemnity as DBTCA may require) in respect of any tax or other governmental charges that may be imposed in relation to it.

Governing Law

The warrants will be governed by and interpreted in accordance with the laws of the State of New York, excluding choice of law provisions.

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Use of Proceeds; Hedging

The net proceeds we receive from the sale of the warrants will be used for general corporate purposes and, in part, by us or by one or more of our affiliates in connection with hedging our obligations under the warrants, as more particularly described in “Use of Proceeds” in the accompanying prospectus. The Warrant Premium includes each agent’s commissions (as shown on the cover page of this pricing supplement) paid with respect to the warrants and the estimated cost of hedging our obligations under the warrants. The estimated cost of hedging includes the profit that our affiliates expect to realize in consideration for assuming the risks inherent in hedging our obligations under the warrants. Because hedging our obligations entails risk and may be influenced by market forces beyond our or our affiliates’ control, the actual cost of such hedging may result in a profit that is more or less than expected, or could result in a loss.

On or prior to the Trade Date, we, through our affiliates or others, may hedge some or all of our anticipated exposure in connection with the warrants by taking positions in the Basket Components, or instruments whose value is derived from the Basket Components. While we cannot predict an outcome, such hedging activity or other hedging or investment activity could potentially adversely affect the level of the Basket, which could adversely affect your return on the warrants. Similarly, the unwinding of our or our affiliates’ hedges near or on the Final Valuation Date could decrease the closing prices of the Basket Components on such dates, which could have an adverse effect on the value of the warrants. From time to time, prior to expiration of the warrants, we may pursue a dynamic hedging strategy which may involve taking long or short positions in the Basket Components, or instruments whose value is derived from the Basket Components. Although we have no reason to believe that any of these activities will have a material impact on the level of the Basket or the value of the warrants, we cannot assure you that these activities will not have such an effect.

We have no obligation to engage in any manner of hedging activity and will do so solely at our discretion and for our own account. No warrant holder shall have any rights or interest in our hedging activity or any positions we may take in connection with our hedging activity.

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Underwriting

Under the terms and subject to the conditions contained in the Distribution Agreement entered into between Deutsche Bank AG and each of JPMS LLC and JPMorgan Chase Bank, N.A., as agents (each, an “agent” and collectively, the “agents”), each agent will agree to purchase, and we will agree to sell, the aggregate amount of warrants set forth on the cover page of the relevant pricing supplement containing the final pricing terms of the warrants. Each agent proposes initially to offer the warrants directly to the public at the public offering price set forth herein. After the initial offering of the warrants, each agent may vary the offering price and other selling terms from time to time.

JPMS LLC and JPMorgan Chase Bank, N.A., acting as agents for Deutsche Bank AG, will receive a selling concession in connection with the sale of the warrants of 6.50% of the Notional Amount or $6.50 per warrant. The agents may sell all or a part of the warrants that it purchases from us to its affiliates or certain dealers at the price to the public indicated on the cover of this pricing supplement, minus a concession not to exceed the discounts and commissions as set forth above.

Secondary market offers and sales, if any, will be made at prices related to market prices at the time of such offer or sale; accordingly, the agents or a dealer may change the public offering price, concession and discount after the offering has been completed.

In order to facilitate the offering of the warrants, the agents may engage in transactions that stabilize, maintain or otherwise affect the price of the warrants. Specifically, the agents may sell more warrants than it is obligated to purchase in connection with the offering, creating a naked short position in the warrants for its own account. The agents must close out any naked short position by purchasing the warrants in the open market. A naked short position is more likely to be created if the agents are concerned that there may be downward pressure on the price of the warrants in the open market after pricing that could adversely affect investors who purchase in the offering. As an additional means of facilitating the offering, the agents may bid for, and purchase, warrants in the open market to stabilize the price of the warrants. Any of these activities may raise or maintain the market price of the warrants above independent market levels or prevent or retard a decline in the market price of the warrants. The agents are not required to engage in these activities, and may end any of these activities at any time.

No action has been or will be taken by us, JPMS LLC, JPMorgan Chase Bank, N.A. or any dealer that would permit a public offering of the warrants or possession or distribution of this pricing supplement or the accompanying prospectus supplement or prospectus, other than in the United States, where action for that purpose is required. No offers, sales or deliveries of the warrants, or distribution of this pricing supplement or the accompanying prospectus supplement or prospectus or any other offering material relating to the warrants, may be made in or from any jurisdiction except in circumstances which will result in compliance with any applicable laws and regulations and will not impose any obligations on us, the agents or any dealer.

Each agent has represented and agreed, and any other agent through which we may offer the warrants will represent and agree, that if any warrants are to be offered outside the United States, it will not offer or sell any such warrants in any jurisdiction if such offer or sale would not be in compliance with any applicable law or regulation or if any consent, approval or permission is needed for such offer or sale by it or for or on behalf of the Issuer unless such consent, approval or permission has been previously obtained and such agent will obtain any consent, approval or permission required by it for the subscription, offer, sale or delivery of the warrants, or the distribution of any offering materials, under the laws and regulations in force in any jurisdiction to which it is subject or in or from which it makes any subscription, offer, sale or delivery.

Settlement

We expect to deliver the warrants against payment for the warrants on the Settlement Date indicated above, which will be the third business day following the Trade Date. Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in three business days, unless the parties to a trade expressly agree otherwise. Accordingly, if the Settlement Date is more than three business days after the Trade Date, purchasers who wish to transact in the warrants more than three business days prior to the Settlement Date will be required to specify alternative settlement arrangements to prevent a failed settlement.

Validity of the Warrants

In the opinion of Davis Polk & Wardwell LLP, as special United States products counsel to the Issuer, when the warrants offered by this pricing supplement have been executed and issued by the Issuer and authenticated by the warrant agent pursuant to the Warrant Agreement, and delivered against payment as contemplated herein, such warrants will be valid and binding obligations of the Issuer, enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and

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the lack of bad faith) and possible judicial applications giving effect to governmental actions or foreign laws affecting creditors’ rights, provided that such counsel expresses no opinion as to the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above. This opinion is given as of the date hereof and is limited to the laws of the State of New York. Insofar as this opinion involves matters governed by German law, Davis Polk & Wardwell LLP has relied, without independent investigation, on the opinion of Group Legal Services of Deutsche Bank AG, dated as of July 31, 2015, filed as an exhibit to the opinion of Davis Polk & Wardwell LLP, and this opinion is subject to the same assumptions, qualifications and limitations with respect to such matters as are contained in such opinion of Group Legal Services of Deutsche Bank AG. In addition, this opinion is subject to customary assumptions about the warrant agent’s authorization, execution and delivery of the Warrant Agreement and its authentication of the warrants and the validity, binding nature and enforceability of the Warrant Agreement with respect to the warrant agent, all as stated in the opinion of Davis Polk & Wardwell LLP dated as of July 31, 2015, which has been filed by as an exhibit to the registration statement referred to above.

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